PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed by HRMED, LLC, a Colorado limited liability company (“Seller”), and G&E HC REIT II HIGHLANDS RANCH MEDICAL PAVILION, LLC, a Delaware limited liability company, and/or Permitted Assigns (as defined in Section 7.2 herein) (“Buyer”), and shall be effective as of the date that it is signed by both parties (the “Effective Date”).

RECITALS

WHEREAS, Seller is the owner of certain real property known as the Highlands Ranch Medical Pavilion located in the City of Highlands Ranch, County of Douglas, State of Colorado, and described on Exhibit A attached (the “Property”); and

WHEREAS, Seller desires to sell and Buyer desires to purchase the Property upon and subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions contained herein, Buyer and Seller agree as follows:

ARTICLE 1
PURCHASE PRICE AND METHOD OF PAYMENT

1.1 Agreement to Buy and Sell. Seller agrees to convey and sell to Buyer, and Buyer agrees to purchase, the Property, together with the following appurtenant or associated items (collectively, the “Inclusions”), under the terms and conditions contained in this Agreement:

a. all improvements constructed upon it, including but not limited to a two-story office building containing approximately 38,872 rentable square feet (the “Building”);

b. all furniture, fixtures, equipment and personal property owned by Seller and used in connection with the operation or maintenance of the Building, including but not limited to: electrical, lighting, heating, plumbing, ventilating and air conditioning fixtures; telephone wiring and connecting blocks/jacks; plants; artwork; mirrors; floor coverings; signage; intercom systems; cable television cables and wiring; telecommunications and computer system cables, wiring and antennae; sprinkler systems and controls; security system; awnings, blinds, screens, window coverings, curtain rods, drapery rods; and maintenance equipment and supplies;

c. all leases affecting the Property (individually, a “Lease” and, collectively, the “Leases”), associated guarantees and letters of credit (the “Lease Guarantees”), and other types of security or other deposits (the “Lease Deposits”), as listed on the attached Schedule 1.1(d);

d. the Lease Documents as defined in Section 2.3.1 of this Agreement;

e. Seller’s interest in all strips, gores and vacated streets or alleys adjacent to the Property;

f. all warranties by contractors, materials suppliers or manufacturers pertaining to the Building (individually, a “Warranty” and, collectively, the “Warranties”);

g. construction drawings and specifications for the Building (the “Plans and Specifications”), any “as built” drawings and CAD or other electronic versions of the foregoing, together with the license to use such Plans and Specifications to the same extent that Seller was permitted to use them prior to Closing;

h. to the extent assignable, the Contracts disclosed by Seller pursuant to Section 2.3.3, excluding Contracts rejected by Buyer pursuant to Section 2.7.1 of this Agreement;

i. Seller’s rights in and to any reserves held by Lender (defined in Section 1.2.2);

j. to the extent assignable, any and all of Seller’s rights in and to the use of the name “Highlands Ranch Medical Pavilion;” and

k. all other appurtenances.

1.2 Purchase Price. Subject to the adjustments and prorations described in this Agreement, the purchase price for the Property shall be $8,400,000.00 (US) (the “Purchase Price”), payable as follows:

1.2.1 Earnest Money. Within three (3) days after the Effective Date, Buyer shall deposit an earnest money deposit in the amount of $250,000.00 (the “Earnest Money”) in the form of a check, which shall be deposited and held in an interest bearing trust or escrow account maintained by Land Title Guarantee Company, Denver, Colorado (the “Title Company”) pursuant to the terms of this Agreement. Interest upon the Earnest Money shall accrue to the benefit of Buyer, shall become part of the Earnest Money and shall be disbursed in the same manner as the principal of the Earnest Money under the terms of this Agreement. The Earnest Money and interest accrued upon it shall be credited toward the Purchase Price at Closing, and shall become non-refundable to Buyer upon expiration of the Inspection Period, except in the event of termination of this Agreement due to (i) Seller’s breach or default under this Agreement, (ii) a failure of a representation or warranty by Seller to be true and correct, (iii) a failure of a condition precedent favoring Buyer hereunder, or (iv) any other reason that entitles Buyer to have the Earnest Money returned as provided for herein. Buyer agrees to provide the Title Company with its taxpayer identification number and other information necessary to report the interest earned upon the Earnest Money.

1.2.2 Assumption of Loan. Seller will cause the loan from Column Financial, Inc. (“Lender”) to Seller, as evidenced by that certain Promissory Note, dated October 18, 2002 (the “Note”), made by Seller and payable to Lender (the “Loan”) to be assigned to and assumed by Buyer, and Buyer shall assume the Loan, at Buyer’s sole cost and expense (the “Loan Assumption”).

1.2.3 Payment of Remaining Purchase Price. Buyer shall pay the balance of the Purchase Price (i.e., the Purchase Price less the Loan Balance, as defined in Section 2.10 below), less the Earnest Money, plus or minus prorations and adjustments as provided in this Agreement, at Closing in immediately available funds by wire transfer or otherwise in “good funds” in accordance with Colorado law.

1.2.4 Financing Condition. Buyer shall have until expiration of the Inspection Period to raise such equity as Buyer shall require to pay the balance of the Purchase Price and complete the transaction contemplated herein. In the event Buyer fails to raise such equity, Buyer may in its sole discretion deliver a notice to Seller on or before the expiration of the Inspection Period terminating this Agreement, in which event this Agreement shall be terminated in accordance with the terms of Section 5.4. Buyer’s failure to provide such notice within such period shall constitute Buyer’s election to waive its right to terminate this Agreement under this Section 1.2.4. Seller shall not be obligated to provide any financing to Buyer in connection with the transaction contemplated herein.

ARTICLE 2
INSPECTION

2.1 Inspections by Buyer.

2.1.1 Seller Deliveries. Within three (3) business days after the Effective Date, to the extent the same are in Seller’s possession or control, Seller shall deliver to Buyer (to the attention of Phil Han) true copies of the items specified on the attached Schedule 2.1.1 (collectively, the “Seller Deliveries”). Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of any third party reports, documents or information contained in the Seller Deliveries. These materials are provided for Buyer’s convenience only, and, although Seller represents that it has no current, actual knowledge of a material inaccuracy in such materials, Seller makes no other warranty or representation regarding their thoroughness or accuracy, except as otherwise expressly set forth herein.

2.1.2 Inspection Period. Buyer shall have until 5:00 p.m. local time on the thirtieth (30th) day following the Effective Date (the “Inspection Period”) in which to review and inspect the Seller Deliveries, the Property and the Inclusions, including but not limited to the physical condition, zoning, title, surveys, environmental reports, soils studies, traffic studies, access to utilities, the Leases and any other matter regarding the Property which Buyer, in its sole discretion, deems appropriate. Buyer’s inspection, however, is subject to the terms of this Article 2. During the Inspection Period, Buyer can meet with governmental agencies having jurisdiction to determine the entitlements for the Property and whether the Property is suitable for Buyer’s intended use. During the Inspection Period, Buyer may at any time and in its sole discretion: (i) deliver a notice to Seller terminating this Agreement, in which event this Agreement shall be terminated in accordance with the terms of Section 5.4, pursuant to which the Earnest Money shall immediately be returned to Buyer without further consent by Seller; (ii) deliver a Notice of Defect, in which event the parties shall proceed in accordance with the terms of Section 2.7; or (iii) deliver a notice to Seller waiving the remainder of the Inspection Period and electing to proceed to Closing, in which event the Inspection Period shall terminate and the parties shall proceed in accordance with the terms of Article 3. Buyer’s failure to elect any of the foregoing options prior to the end of the Inspection Period shall constitute Buyer’s election to waive any right to give a Notice of Defect or to terminate this Agreement under this Article 2.

2.2 Title to the Property. Buyer may examine title to the Property as follows:

2.2.1 Title Commitment. Within ten (10) days after the Effective Date, Seller shall at Seller’s expense cause the Title Company to issue and deliver to Buyer a current commitment for an ALTA Owner’s Title Insurance Policy, in an amount equal to the Purchase Price and committing to delete the standard, pre-printed exceptions (i.e., extended coverage) (the “Title Commitment”), together with copies of instruments listed in the schedule of exceptions in the Title Commitment.

2.2.2 Survey. Within three (3) business days after the Effective Date, Seller shall deliver to Buyer any and all surveys of the Property in Seller’s possession. Buyer may, at its expense, obtain a new or updated survey of the Property. Buyer acknowledges that if Buyer elects not to obtain a new or updated survey, the Title Commitment may except survey matters, which will become Permitted Exceptions (defined below).

2.3	Rights of Third Parties.

	2.3.1	Leases and Lease Documents.

a. Within three (3) business days after the Effective Date, Seller shall deliver to Buyer a current, actual rent roll and a true copy of: (i) all of the Leases currently in effect, together with any amendments, exhibits or addenda to the Leases; (ii) the Lease Guarantees; (iii) copies of any other agreements with tenants of the Property; and (iv) copies of the most recent financial statements relating to the tenants and guarantors in Seller’s possession or control (collectively, the items described in subsections (iii) and (iv) shall be referred to as the “Lease Documents”).

b. No later than five (5) Business Days prior to the Closing Date, Seller shall have obtained estoppel certificates from tenants that in the aggregate lease at least Eighty Five percent (85%) of the leased square footage of the Building, which shall include an estoppel certificate from any tenant occupying more than Three Thousand Five Hundred (3,500) rentable square feet of space in the Property (each a “Tenant Estoppel”).  Each estoppel certificate shall be in a form substantially similar to Exhibit D attached hereto, and in addition, no later than five (5) Business Days prior to the date on which Seller intends to distribute the estoppel certificates to the tenants for their completion, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. Failure of Buyer to provide approval or notice of objection to any estoppel certificate provided to Buyer pursuant to the preceding sentence within five (5) Business Days of receipt thereof shall be deemed approval thereof by Buyer.  Each estoppel shall be consistent with its respective Tenant Lease, shall not reveal any default by Seller, any right to offset rent by the tenant, or any claim of the same, be dated no earlier than sixty (60) days prior to Closing and shall be otherwise reasonably acceptable to Buyer.  Buyer acknowledges that failure by Seller to provide the Tenant Estoppels as required herein shall not constitute a default by Seller hereunder, provided that Seller uses its commercially reasonable efforts to do so, including the exercise of any rights granted to it under the Leases. In the event that Seller fails to provide Tenant Estoppels in accordance with the provisions of this Section, Buyer may terminate this Agreement pursuant to Section 5.4.

c. Seller shall permit Buyer to conduct interviews with tenants under the Leases during the Inspection Period. In the event the outcome of any such interview is unacceptable to Buyer, Buyer may terminate this Agreement on or before expiration of the Inspection Period pursuant to Section 5.4.

d. Except as required under applicable law, Buyer shall keep the Leases, Lease Guarantees, Lease Documents and Tenant Estoppels strictly confidential and, in the event that this Agreement terminates prior to Closing for any reason, shall deliver all copies of such documents to Seller. Except as required under applicable law, Buyer shall not share such documents with, or provide copies to, any third party other than Buyer’s employees and any accountant, attorney and other professionals employed to evaluate the financial aspects of the contemplated transaction who agree to be bound by the terms of this Section 2.3.1(e). Seller acknowledges that Buyer is the wholly-owned subsidiary of an affiliated REIT, which may need to include a copy of this Agreement in its filings with the Securities and Exchange Commission.

2.3.2 Unrecorded Third Party Rights. Within three (3) business days after the Effective Date, Seller shall disclose to Buyer, in writing, all easements, liens or other title matters not shown by the public records (collectively, “Unrecorded Third Party Rights”) of which Seller has current, actual knowledge. Buyer acknowledges that Seller has not and will not make any investigation regarding the existence of any Unrecorded Third Party Rights. Buyer shall have the right to conduct independent inspections of the Property to determine if any third party has any right to the Property not shown by the public records.

2.3.3 Contract Rights. Within three (3) business days after the Effective Date, Seller shall deliver to Buyer true copies of any service, maintenance, lease or other contracts affecting the Property or any Inclusions, including equipment leases, property management agreements, maintenance agreements or similar agreements, that do not by their terms terminate upon the sale of the Property by Seller (collectively, the “Contracts”). On or before Closing Seller agrees, at Seller’s expense, to terminate all existing Property management agreements and listing agreements to which Seller is a party.

2.4 Physical Condition. During the Inspection Period, Buyer shall have the right to conduct physical inspections of the Property and the Building, including but not limited to, mechanical, electrical and other engineered systems inspections, and independent soils, structural, environmental, and other testing upon the Property that Buyer deems necessary, by engineers or other consultants, subject to the terms of this Article 2.

2.5 Appraisal. Buyer shall have until expiration of the Inspection Period to obtain, at Buyer’s sole cost and expense, an MAI Appraisal acceptable to Buyer at not less than the Purchase Price. In the event Buyer fails to obtain such Appraisal, Buyer may terminate this Agreement prior to the expiration of the Inspection Period pursuant to Section 5.4.

2.6 Conduct of Inspections. Buyer’s inspection of the Property during the Inspection Period is subject to the following limitations and restrictions:

2.6.1 Cost. All testing and inspection shall be conducted at Buyer’s sole cost and expense.

2.6.2 Damage. Buyer’s inspection work shall inflict no damage upon the Property except for minor damage associated with drilling or testing, nor shall any damage be inflicted upon any adjacent property. Any damage caused by Buyer’s inspection shall be promptly repaired by Buyer so as to restore the Property or adjacent property to its condition prior to the work.

2.6.3 Compliance with Laws. Buyer’s work shall be conducted in accordance with all applicable statutes, rules and regulations of any governmental or quasi-governmental body having jurisdiction over the work or the Property, including but not limited to, those pertaining to the handling of hazardous and toxic substances. All required licenses or permits shall be obtained prior to commencing any such work.

2.6.4 Non-Disturbance. Buyer shall make reasonable, advance arrangements with Seller before any entry onto the Property. All of Buyer’s work shall be conducted in a manner that does not unreasonably interfere with the conduct of the businesses of tenants under the Leases. Buyer shall notify Seller of its intent to enter into any leased space within the Property at least twenty-four (24) hours in advance to permit Seller to make arrangements with the affected tenant for such entry. Buyer shall comply with all reasonable conditions and instructions given by Seller in connection with Buyer’s entry into tenant spaces, including but not limited to, compliance with any security measures required by tenants.

2.6.5 Insurance and Indemnification. Prior to any entry onto the Property by Buyer or any agent, employee or contractor of Buyer for the purpose of conducting any inspections of the Property, Buyer shall deliver to Seller certificates of insurance, in form and substance reasonably satisfactory to Seller, evidencing that such persons or firms entering onto the Property have in full force and effect commercial general liability insurance in an amount not less than $1,000,000.00 per occurrence. Buyer shall, and does hereby, indemnify Seller and Seller’s members, managers, employees and agents (each a “Seller Party” and collectively, the “Seller Parties”) against any loss or damage whatsoever, including reasonable attorneys’ fees, that a Seller Party incurs as a result of Buyer’s inspection, including but not limited to losses or damages arising out of any claim for physical injury or property damage caused by Buyer, its employees, agents or contractors; any lien or claim arising due to Buyer’s non-payment for any labor, services or materials; or any claim related to the release of any hazardous or toxic substance introduced upon the Property as a result of Buyer’s inspection work (but excluding the release or disturbance of hazardous or toxic substances that existed upon the Property prior to Buyer’s entry). If any mechanic’s lien is recorded against the Property in connection Buyer’s inspections or any other act of Buyer, Buyer shall cause the same to be removed by bonding or otherwise within ten (10) days after recording of the lien. The terms of this indemnity shall survive the Closing and any termination of this Agreement.

2.7 Notice of Defect.

2.7.1 Notice. If Buyer discovers any condition during the Inspection Period to which Buyer objects, and if Buyer does not wish to immediately terminate this Agreement as a result of such discovery, Buyer may give Seller a written notice specifying the objectionable condition (“Notice of Defect”). A Notice of Defect may include a description of Contracts that are rejected by Buyer, and which Buyer requests be terminated on or prior to Closing. Within three (3) business days of the delivery of a Notice of Defect, Seller may, but shall not be required to, give notice of what steps, if any, it is willing to take to cure the condition(s) described in the Notice of Defect and stating a date, not more than thirty (30) days following the date of such notice, that the defective condition(s) shall be cured (“Notice of Cure”). If Seller does not give a Notice of Cure within such 3-business-day period, this Agreement shall automatically terminate pursuant to Section 5.4 unless Buyer withdraws its Notice of Defect within one (1) business day following the end of such 3-business-day period.

2.7.2 Sufficiency of Cure. If Seller gives a timely Notice of Cure, Buyer shall have a period of three (3) business days following such delivery in which to give notice of its acceptance of the curative steps described in a Notice of Cure. The failure of Buyer to deliver a timely notice of acceptance shall constitute the Buyer’s disapproval of the Notice of Cure, and in such event, this Agreement shall automatically terminate pursuant to Section 5.4.

2.7.3 Cure. Unless this Agreement has been terminated pursuant to Sections 2.7.1 or 2.7.2, Seller shall use commercially reasonable efforts to correct any unsatisfactory condition(s) in accordance with its Notice to Cure. If Seller fails to correct the unsatisfactory condition(s) to the satisfaction of Buyer on or before the date stated in the Notice to Cure, Buyer shall elect to either (i) waive the objections and proceed to Closing, or (ii) terminate this Agreement pursuant to the terms of Section 5.4. If Buyer fails to give notice of its election to terminate this Agreement within three (3) days following the date for cure specified in the Notice of Cure, Buyer shall be deemed to have elected to waive its objections and proceed to Closing.

2.7.4 Extension of Closing Date. The Closing Date shall be extended as necessary to permit the running of the time periods stated in this Section 2.7.

2.8 Subsequent Exceptions to Title. In the event that the Title Company issues an update of the Title Commitment between the expiration of the Inspection Period and the Closing Date that shows an exception to title not previously listed (unless the same was caused by or results from the actions of Buyer), Buyer shall have a period of five (5) business days following receipt of the update in which to give a Notice of Defect regarding such new exception. If a timely Notice of Defect is given, the parties shall proceed in accordance with Section 2.7 and the Closing Date shall be extended as necessary to permit the running of the time periods stated in Section 2.7. If a Notice of Defect is not given in a timely manner, Buyer shall be deemed to have accepted the new title exception and to have waived any right to terminate this Agreement as a result of the update of the Title Commitment.

2.9 Conveyance of Title at Closing. Except as otherwise provided in this Article 2, Seller shall convey title to the Property to Buyer at Closing subject to: (i) taxes for the year of Closing; (ii) the Leases to be assigned to and assumed by Buyer at Closing; (iii) any matters shown on Schedule B-2 of the Title Commitment, to the extent that Buyer has accepted or is deemed to have accepted them; (iv) the Deed of Trust and other documents evidencing or securing the Loan, and any lien, encumbrance, restriction, reservation or other title condition consented to by Buyer or arising by or through Buyer; (v) the rights of third parties in existence as of the Closing Date of which Buyer has actual knowledge; (vi) the inclusion of the Property in any special taxing district; and (vii) applicable building and zoning ordinances and regulations (collectively, the “Permitted Exceptions”). Notwithstanding anything contained in this Section 2.9 to the contrary, Seller shall be obligated, at its sole cost and expense, to satisfy at or prior to Closing all monetary encumbrances affecting the Property evidenced by deeds of trust other than the Deed of Trust, tax liens, judgments, mechanic’s liens not arising by or through Buyer, or other liens or charges in a fixed sum not arising by or through Buyer.

2.10 Loan.

2.10.1 Loan Documents. Seller represents and warrants that the Property is encumbered by a Deed of Trust and Security Agreement dated as of October 18, 2002 (the “Deed of Trust”), recorded with the Clerk and Recorder of Douglas County, Colorado, on October 23, 2002, at Reception No. 2002111380, securing the Loan, which (i) has a present unpaid principal balance of approximately $4,479,553.50, (ii) bears interest at the rate of 5.88% per annum and (iii) is payable in monthly installments of principal and interest of $29,407.91. Within three (3) business days after the Effective Date Seller shall provide Buyer with true, accurate and complete executed copies of the Note, Deed of Trust and all related Loan documents executed and delivered by Seller, Lender or any guarantors or other obligors of any obligations in connection with the making of the Loan (collectively, the “Loan Documents”).

2.10.2 Assumption of Loan Documents. In connection with the Closing and the Loan Assumption: (i) Seller and Buyer shall execute an assignment and assumption of the Loan on a form reasonably acceptable to Lender, Seller and Buyer, which shall contain Lender’s consent to Buyer’s assumption of the Loan and such customary estoppel statements by Lender as are reasonably acceptable to Buyer (the “Loan Assignment, Assumption and Consent”); (ii) Buyer shall execute the New Loan Documents (as defined herein) in a form reasonably acceptable to Buyer and Lender; (iii) Seller and William Scott Reichenberg and Neil Littmann (collectively, the “Guarantors”) shall be fully and finally released from all of their obligations under the Loan, except for any liabilities and obligations that expressly survive assignment, transfer or repayment of the Loan (e.g., environmental indemnities); and (iv) Buyer shall execute and deliver such other documents, instruments, certificates and/or legal opinions as may be reasonably required by Lender in a form reasonably acceptable to Buyer. “New Loan Documents” shall mean the Loan Documents, as assigned and modified as provided in this Section 2.10, evidencing and/or securing the Loan.

2.10.3 Assumption Fees. Whether or not the transaction contemplated in this Agreement closes, Buyer shall pay (a) any and all fees and charges associated with the application for assignment and assumption of the Loan and the Lender Approval (as defined in Section 3.4 below); (b) if applicable, any and all loan transfer fees, debt assumption fees, expense reimbursements and other charges due to Lender in connection with the Loan Assumption; and (c) any and all fees charged by Lender in connection with the drafting and negotiating of the Loan Assignment, Assumption and Consent and the New Loan Documents (collectively, the “Loan Assumption Costs”). Notwithstanding the previous sentence, Buyer shall not be obligated to pay the Loan Assumption Costs if the transaction contemplated by this Agreement does not close because of Seller’s default under this Agreement, in which case Seller shall promptly reimburse Buyer for any Loan Assumption Costs already paid by Buyer. Each of Buyer and Seller shall pay their respective attorneys’ fees incurred in connection with the transactions contemplated under this Section 2.10. Seller shall not submit the application for assignment or assumption of the Loan nor take any other action that would cause Loan Assumption Costs to be incurred prior to the expiration of the Inspection Period, unless Buyer so requests in writing.

2.10.4 Buyer’s Review of New Loan Documents. Within three (3) business days after the Effective Date, Seller shall deliver to Buyer the Lender’s form of application for assignment and assumption of the Loan and a list of the documents and other requirements of the Lender to process the Loan assignment and assumption. As soon as practicable thereafter, Buyer shall deliver to Lender (or to Seller for delivery to Lender) the completed application for assignment and assumption of the Loan and all required documents applicable to Buyer, together with payment of the application fee/deposit required by Lender to begin processing the application. Notwithstanding anything in this Agreement to the contrary, in addition to Buyer’s termination rights set forth in Section 2.1.2, after receipt by Buyer of the final drafts of the Loan Assignment, Assumption and Consent and the New Loan Documents, Buyer shall have a fifteen (15) day period to review the terms, conditions and provisions thereof (the “Loan Review Period”). If Buyer determines within the Loan Review Period that it is not satisfied with the terms, conditions and provisions of the Loan Assignment, Assumption and Consent and the New Loan Documents, including the assumption fees Lender proposes to charge, Buyer shall have the right to terminate this Agreement pursuant to the terms of Section 5.4 by delivering written notice to Seller, in which event, the Earnest Money shall be returned to Buyer, this Agreement shall terminate and no longer be of any force or effect, and no party shall have any further liability or obligation hereunder except for any obligations expressly stated to survive termination of this Agreement. Buyer’s failure to provide such notice within such period shall constitute Buyer’s election to waive its right to terminate this Agreement under this Section 2.10.4.

2.10.5 Loan Balance. In connection with its assumption of the Loan, Buyer shall receive a credit against the Purchase Price at Closing calculated as follows: the outstanding principal balance of the Loan as of 12:00 a.m. MT on the Closing Date, less the sum of the following: (i) all escrows and deposits of Seller in connection with the Loan that are assigned to Buyer in connection with the assignment and assumption of the Loan, (ii) any prepayments or other amounts paid by Seller in connection with the Loan that apply to periods on or after the Closing Date, and (iii) any charges or expenses paid by Seller or deducted from Seller funds in connection with assumption of the Loan that are, pursuant to the terms of this Agreement, the obligation of Buyer to pay (the “Loan Balance”).

2.11 Special Taxing District Disclosure. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. BUYERS SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

2.12 Seller’s Representations and Warranties. As an inducement to Buyer to enter into this Agreement, and as a part of the consideration therefor, Seller represents to Buyer, its successors and assigns, that:

a. Seller is a limited liability company formed and in good standing under the laws of the State of Colorado. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary company action and proceedings, and no further authorization is necessary on the part of Seller in order to consummate the transactions contemplated herein.

b. The execution and delivery of this Agreement by Seller, the performance of any of Seller’s obligations hereunder, and the consummation of the transaction contemplated hereby, shall not conflict with, result in a breach of, or constitute a default under, the terms and conditions of the organizational documents pursuant to which Seller was organized, any agreement to which Seller is a party or is bound, or, to the best of Seller’s current, actual knowledge, any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller.

c. There are no actions, suits, proceedings, judgments, orders, decrees or governmental investigations pending (or, to Seller’s current, actual knowledge, threatened) to which Seller is a party or which involve the Property, that could have a material adverse effect upon the Property or Seller’s ability to consummate the transaction contemplated by this Agreement.

d. Seller has received no written notice that any condemnation, exercise of a power of eminent domain or proceeding in lieu thereof has been commenced (nor, to the best of Seller’s current, actual knowledge, has any been threatened) against all or any portion of the Property.

e. To the best of Seller’s current, actual knowledge, the Property and conditions upon and under the surface thereof are not in violation of any federal, state or local environmental laws, ordinances or regulations which regulate or proscribe the use, storage, disposal, presence, cleanup, transportation, release or threatened release into the environment of any hazardous or toxic material or pollutant, including crude oil or any fraction thereof (“Environmental Laws”).

f. To the best of Seller’s current, actual knowledge, the Property and conditions upon the Property are not in violation of any laws, ordinances, rules, regulations or orders (including but not limited to those relating to zoning, building, fire, health and safety and persons with disabilities) applicable to the Property or the operation thereof, and the Property and conditions upon the Property are in compliance with the underwriting standards or requirements of any insurance company or Board of Fire Underwriters.

g. Seller is not a “foreign person” but is a “United States person” as such terms are defined in Sections 1445 and 7701 of the United States Internal Revenue Code.

h. Seller is not, and will not be, a person or entity with whom Buyer is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto, including persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Anti-Terrorism Laws”).

i. The attached Schedule 2.12(i) contains a correct and complete list of the Loan Documents, including all amendments thereto, and there are no defaults by any party thereunder, except that Seller has not obtained Lender’s consent and approval to the transfer of management of the Property to Centum Health Properties LLC. Seller is currently in the process of doing so.

j. The attached Schedule 1.1(d) contains a correct and complete list of the Leases (including all amendments, exhibits or addenda thereto), Lease Guarantees, Lease Deposits and Lease Documents, and Seller shall provide true and correct copies thereof to Buyer as required under Section 2.3.1(a). Landlord and, to the best of Seller’s current, actual knowledge, the tenants under the Leases have performed all of their respective obligations under said Leases, and Seller has no current, actual knowledge of any event which, with the giving of notice, the passage of time, or both, would constitute a default by any tenant under the Leases. To the best of Seller’s current, actual knowledge, no tenant under any Lease has filed for bankruptcy or discontinued operations at the Property, and Seller has received no written notice from any tenant of an intention to do so.

k. To the best of Seller’s current, actual knowledge, the rent roll and operating statements delivered to Buyer pursuant to Section 2.1.1 are accurate.

Unless otherwise expressly set forth in this Agreement, a breach of any warranty or representation of the Seller set forth in this Section 2.12 shall be deemed a breach of this agreement by Seller and, in such an event, Buyer may elect to (a) declare this Agreement terminated, in which event Section 5.4 shall govern the respective rights and obligations of the parties, and, in addition, Seller shall reimburse Buyer for all of Buyer’s out of pocket costs and expenses incurred in connection with this transaction up to a maximum of $100,000.00, or (b) if the breach of the Seller warranty or representation is not discovered by Buyer until after the Closing Date, Seller shall reimburse and indemnify Buyer for any resulting loss, damage, lien or claim of any kind up to a maximum amount of $150,000.00.

Unless Seller gives notice to Buyer of any change in the condition of the Property subsequent to the Effective Date or of any other changed condition that would make any of the representations in this Section inaccurate, incomplete or misleading, the foregoing representations and warranties shall be deemed to be reaffirmed at Closing and to be accurate as of the Closing Date. In the event Seller does give Buyer notice that any of the foregoing representations and warranties are no longer accurate, then Buyer shall have the right to terminate this Agreement by giving Seller written notice of such termination within five (5) business days after Buyer received notice of such inaccuracy in Seller’s representations and warranties. If Buyer so elects to terminate this Agreement within the stated five (5) business days, then Section 5.4 shall govern the respective rights and obligations of the parties, and, in addition, Seller shall reimburse Buyer for all of Buyer’s out of pocket costs and expenses incurred in connection with this transaction up to a maximum of $100,000.00.

Notwithstanding any other provision of this Section stated hereinabove, if breach of the representation or warranty results from a change in condition not caused by or within the reasonable control of Seller and such representation or warranty was accurate at the time of its making, any notice of inaccuracy in the Seller’s representations and warranties shall not constitute a default by Seller under this Agreement and Buyer’s sole remedy shall be to terminate this Agreement pursuant to Section 5.4 of this Agreement. The foregoing representations and warranties shall survive the Closing only until December 31, 2010, and following such date no claim shall be made by Buyer due to any alleged violation thereof. As used herein, the phrase “to the best of Seller’s current, actual knowledge” means the current, actual knowledge of W. Scott Reichenberg, on behalf of himself, and Neil A. Littmann, on behalf of himself.

2.13 Buyer’s Representations and Warranties. As an inducement to Seller to enter into this Agreement, and as a part of the consideration therefor, Buyer represents and warrants to Seller, its successors and assigns, that:

a. Buyer is a limited liability company formed and in good standing under the laws of the State of Delaware. The Buyer shall on or before Closing be duly qualified to transact business in the State of Colorado. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary company action and proceedings, and no further authorization is necessary on the part of Buyer in order to consummate the transactions contemplated herein.

b. The execution and delivery of this Agreement by Buyer, the performance of any of Buyer’s obligations hereunder, and the consummation of the transaction contemplated hereby, shall not conflict with, result in a breach of, or constitute a default under, the terms and conditions of any agreement to which Buyer is a party or is bound, or, to the best of Buyer’s current, actual knowledge, any order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over Buyer.

c. There are no actions, suits, proceedings, judgments, orders, decrees or governmental investigations pending (or, to Buyer’s current, actual knowledge, threatened) to which Buyer is a party that could have a material adverse effect upon Buyer’s ability to consummate the transaction contemplated by this Agreement.

d. There is no agreement to which Buyer is a party or, to Buyer’s current, actual knowledge, binding on Buyer which is in conflict with this Agreement.

e. Prior to Closing, Buyer shall neither encumber nor cause any liens to be created against the Property in any way, nor shall Buyer, at any time, record this Agreement or any memorandum or other evidence hereof.

f. Except for the express representations and warranties of Seller set forth in this Agreement, all materials, data and Seller Deliveries delivered by or on behalf of Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer. Neither Seller, nor any affiliate of Seller, nor the person or entity that prepared any third-party report or reports delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such reports.

g. Buyer is not, and will not be, a person or entity with whom Seller is restricted from doing business under the Anti-Terrorism Laws.

Unless Buyer gives notice to Seller of any change in the condition of the Property subsequent to the Effective Date or of any other changed condition that would make any of the representations in this Section inaccurate, incomplete or misleading, the foregoing representations and warranties shall be deemed to be reaffirmed at Closing and to be accurate as of the Closing Date. In the event Buyer does give Seller notice that any of the foregoing representations and warranties are no longer accurate, then Seller shall have the right to terminate this Agreement by giving Buyer written notice of such termination within five (5) business days after Seller received notice of such inaccuracy in Buyer’s representations and warranties. The foregoing representations and warranties shall survive the Closing only until December 31, 2010, and following such date no claim shall be made by Seller due to any alleged violation thereof.

2.14 Condition of the Property. If this Agreement is not terminated pursuant to Section 2.7.1 above, Buyer shall be deemed to have acknowledged that Seller has provided Buyer sufficient opportunity to make such independent factual, physical and legal examinations and inquiries as Buyer deems necessary and desirable with respect to the Property and the transaction contemplated by this Agreement and that Buyer has approved the Property in all respects. The following provisions shall thereupon be applicable and shall survive the Closing or termination of this Agreement:

a. Buyer does hereby acknowledge, represent, warrant and agree to and with Seller that, except as otherwise expressly provided in this Agreement or in the documents to be delivered to Buyer at Closing: (i) Buyer is expressly purchasing the Property in its existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects; (ii) Seller has no obligation to inspect for, repair or correct any such facts, circumstances, conditions or defects or to compensate Buyer for same; (iii) Seller has specifically bargained for the assumption by Buyer of all responsibility to inspect and investigate the Property and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof; (iv) Buyer has undertaken all such inspections and investigations of the Property as Buyer deems necessary or appropriate under the circumstances as to the condition of the Property and the suitability of the Property for Buyer’s intended use, and based upon same, Buyer is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Buyer is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Property; (v) Seller is not making and has not made any warranty or representation with respect to any materials or other data provided by Seller to Buyer (whether prepared by or for the Seller or others) or the education, skills, competence or diligence of the preparers thereof or the physical condition or any other aspect of all or any part of the Property as an inducement to Buyer to enter into this Agreement and thereafter to purchase the Property or for any other purpose; and (vi) by reason of all the foregoing, Buyer assumes the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Property. Without limiting the generality of any of the foregoing, Buyer specifically acknowledges that Seller does not represent or in any way warrant the accuracy of any marketing information or documents describing the Property or the information, if any, provided by Seller or any broker to Buyer.

b. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT CLOSING, SELLER HEREBY DISCLAIMS ALL WARRANTIES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING WARRANTIES OF HABITABILITY AND FITNESS FOR PARTICULAR PURPOSES), WHETHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO WARRANTIES WITH RESPECT TO THE PROPERTY, TAX LIABILITIES, ZONING, LAND VALUE, AVAILABILITY OF ACCESS OR UTILITIES, INGRESS OR EGRESS, GOVERNMENTAL APPROVALS, THE PRESENCE OF HAZARDOUS MATERIALS OR THE SOIL CONDITIONS OF THE LAND. BUYER FURTHER ACKNOWLEDGES THAT BUYER IS BUYING THE PROPERTY “AS IS, WHERE IS, AND WITH ALL FAULTS” AND IN ITS PRESENT CONDITION AND THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY CONVEYANCE DOCUMENT DELIVERED AT CLOSING, BUYER IS NOT RELYING UPON ANY REPRESENTATION OF ANY KIND OR NATURE MADE BY SELLER, OR ANY OF ITS EMPLOYEES OR AGENTS OR SELLER GROUP WITH RESPECT TO THE LAND OR PROPERTY, AND THAT, IN FACT, NO SUCH REPRESENTATIONS WERE MADE EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CONVEYANCE DOCUMENTS TO BE DELIVERED AT CLOSING.

ARTICLE 3
CLOSING; CONDITIONS PRECEDENT

3.1 Closing Date. Buyer’s payment of the Purchase Price and the delivery of a deed by Seller (the “Closing”) shall occur on the later of (i) thirty (30) days after the expiration of the Inspection Period, or (ii) fifteen (15) business days after receipt by both parties of the Lender Approval (defined below); provided, however, unless extended by Buyer as provided below, the Closing Date shall occur no later than sixty (60) days after the expiration of the Inspection Period. The parties acknowledge that the foregoing time periods are subject to the extension rights set forth in Section 3.5. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” Buyer may accelerate the Closing by delivering written notice to Seller at least five (5) business days prior to the date on which Buyer desires to consummate the Closing. Provided that Buyer is using good faith and diligent efforts to obtain the Lender Approval (defined below), Buyer shall have the right to extend the Closing Date for up to three (3) additional periods of up to fifteen (15) days each (each, an “Extension Period”) by giving Seller written notice of Buyer’s election to exercise its right to such Extension Period on or before the then-scheduled Closing Date. Buyer acknowledges that the foregoing extension right is available only to allow time for Buyer to obtain the Lender Approval.

3.2 Time and Place of Closing. The Closing shall be held at such time and place upon which the parties mutually agree or, in the absence of agreement, shall be held at 2:00 P.M. local time at the offices of the Title Company in Denver, Colorado.

3.3 Pre-Closing Covenants. From the Effective Date through the Closing Date, Seller covenants and agrees as follows:

3.3.1 General Operations. Seller shall: (i) maintain the Property, Building and other Inclusions in at least as good a condition and state of repair as upon the Effective Date, ordinary wear and tear excepted, and pay all associated costs and expenses for such maintenance performed on or before the Closing Date; (ii) maintain its current (or equivalent) fire and casualty insurance in effect, without reduction in coverage; (iii) not dispose of, mortgage, pledge or subject to lien, license or other encumbrance any interest in the Property; (iv) not knowingly commit or omit any act that constitutes a breach of any Lease or, upon the expiration of any applicable grace period, will constitute a breach under a Lease; and (v) operate the Property in accordance with the ordinary course of business of the Seller, except in cases of emergency or casualty.

3.3.2 Tenant Estoppels. To the extent that Tenant Estoppels were not provided to Buyer pursuant to Section 2.3.1 above, Seller shall use commercially reasonable efforts to obtain such Tenant Estoppels and provide the originals thereof to Buyer prior to the Closing Date.

3.3.3 Tenant Leases. From and after Effective Date, any new leases that Seller desires to execute and any modifications to any existing Leases shall be subject to the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Such approval shall be given by Buyer within four (4) business days from the date such lease, or Lease modification is delivered to Buyer for its review. In connection with any lease or Lease modification entered into after the Effective Date that was approved by Buyer, all tenant improvement costs, tenant allowances and leasing commissions due thereunder shall be prorated as of the Closing Date on a straight-line basis over the initial term of the applicable lease or, with respect to a Lease extension or modification, from the effective date of the modification to the end of the term of such Lease as modified, if applicable. The provisions of this Section 3.3.3 shall survive the Closing.

3.4 Conditions Precedent to Closing. In addition to the other conditions set forth in this Agreement, the following shall be conditions precedent to the parties’ obligation to close hereunder unless waived by the party benefiting from such contingency:

a. As to each party, all obligations to be performed by the other party hereunder prior to the Closing have been fully performed, and there shall be no uncured event of default or event on the part of such other party that, with the expiration of any grace period permitted by the Agreement, would constitute a default of such party.

b. As to each party, all of the representations and warranties of the other party set forth in this Agreement shall be true and accurate as of Closing.

c. As to Buyer, Buyer has received the requisite percentage of Tenant Estoppels as set forth in Section 2.3.1(b).

d. As to Buyer, Buyer has received, or will receive at Closing, an assignment of any Lease Guarantees, including without limitation, any letters of credit, surety bonds or other guarantees or security provided by a tenant under the Leases, in form and substance satisfactory to Buyer as being legally effective to substitute Buyer for Seller as an assured party under such guarantee or security.

e. As to Buyer, Buyer has received, or will receive at Closing, a copy of the termination of the Contracts rejected by Buyer pursuant to Section 2.7.1, or other evidence reasonably satisfactory to Buyer that neither the Buyer nor the Property will be obligated under the rejected Contracts subsequent to the Closing Date.

f. As to each party, all terms and conditions of Section 1.13(b) of the Deed of Trust shall have been satisfied, Lender shall have approved in writing the transfer of the Property to Buyer and the Loan Assumption and Lender shall have fully released and discharged Seller and the Guarantors from all liabilities and obligations under or with respect to the Loan, except for any liabilities and obligations of Seller and the Guarantors that expressly survive assignment, transfer or repayment of the Loan (the “Lender Approval”).

g. As to Buyer, Buyer and Lender shall have agreed to the New Loan Documents, including loan modifications reasonably required by Buyer in connection with the Loan Assumption.

3.5 Non-Satisfaction of Conditions.

a. If any condition precedent to Buyer’s obligations set forth in Section 3.4 is not satisfied as of the Closing, Buyer will have the right, as its sole and exclusive remedies, to (i) extend the Closing Date for a reasonable period of time (not to exceed fifteen (15) days) to allow Seller to satisfy any condition that is reasonably capable of being satisfied by Seller, or (ii) terminate this Agreement, whereupon the Earnest Money shall be refunded to Buyer, and thereafter neither party shall have any further obligations hereunder except those expressly stated to survive the termination of this Agreement, or (iii) waive such non-satisfaction and proceed forward to Closing. If any such non-satisfaction is the result of a breach of an obligation of Seller or a representation made by Seller under this Agreement, Buyer will also be entitled to exercise the remedies set forth in Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce its rights under this Agreement.

b. If any condition precedent to Seller’s obligations set forth in Section 3.4 is not satisfied as of the Closing, Seller will have the right to terminate this Agreement or waive such non-satisfaction and proceed forward to Closing. If any such non-satisfaction is the result of a breach of an obligation of Buyer under this Agreement, Seller will also be entitled to exercise the remedies set forth in Section 5.2 hereof.

3.6 Delivery of Closing Documents by Seller. At the Closing, Seller shall execute and deliver the following documents to the Title Company:

a. A special warranty deed substantially in the form attached to this Agreement as Exhibit B conveying the Property to Buyer, free and clear of title exceptions except the Permitted Exceptions as provided in Section 2.9; the form of special warranty deed shall be mutually agreed by Buyer and Seller on or before expiration of the Inspection Period;

b. An Assignment and Assumption of Leases substantially in the form attached to this Agreement as Exhibit C and the Lease Deposits;

c. Letters to the tenants under the Leases advising them that the Property has been transferred to Buyer and directing them to make future payments of rent and other amounts accruing under the Leases to Buyer;

d. The Lease Documents (including the original Leases and Lease Guarantees), Plans and Specifications, “as built” plans, and CAD or electronic versions thereof, and the other Seller Deliveries to the extent in Seller’s possession or control and not already delivered to Buyer pursuant to Article 2 of this Agreement;

e. Appropriate documentation evidencing and effecting the Loan Assignment, Assumption and Consent;

f. An Assignment and Assumption of Contracts, excluding those rejected by Buyer pursuant to Section 2.7.1;

g. Special warranty assignments and/or bills of sale, as appropriate, to convey the other Inclusions to Buyer, free and clear of title exceptions except the Permitted Exceptions;

h.	All keys to the Building that are in the possession of Seller;
i.	Seller’s settlement statements;

j. A certificate that Seller is not a nonresident alien, as defined in the Internal Revenue Code and Treasury Regulations promulgated thereunder, in accordance with Section 1445 of the Treasury Regulations, or such other certificate or document necessary to comply with Section 1445 of the Internal Revenue Code and such documents as are required to comply with Colorado law with respect to withholding from a nonresident seller;

k. Standard affidavit and indemnity agreement required by the Title Company to provide the owner’s title policy with extended coverage in form and content reasonably acceptable to Seller’s counsel; and

l. Closing instructions, real property tax pro-ration agreement and such additional instruments and documents as may be reasonably required by Buyer or the Title Company in connection with the consummation of the transaction contemplated hereby.

3.7 Delivery of Closing Funds and Documents by Buyer. At the Closing, Buyer shall pay the Purchase Price as provided in Section 1.2 above, and shall execute and deliver the following documents to the Title Company:

a. The Loan Assignment, Assumption and consent and the New Loan Documents;

b. An Assignment and Assumption of Leases substantially in the form attached to this Agreement as Exhibit C;

c. An Assignment and Assumption of Contracts, excluding those rejected by Buyer pursuant to Section 2.7.1;

d. Buyer’s settlement statements;

e. Standard affidavit and indemnity agreement required by the Title Company to provide the owner’s title policy with extended coverage; and

f. Closing instructions, real property tax pro-ration agreement and all other instruments and documents as may be reasonably required by the Title Company or Seller in connection with the consummation of the transaction contemplated hereby.

3.8 Seller’s Closing Costs. Seller shall pay the following at the Closing:

a. The premium for the owner’s title policy with extended coverage issued by the Title Company, and, if Seller has elected to cure a defect in title by providing Buyer with affirmative title insurance protection, the premium for any endorsements required to cure such defect in the title to the Property;

b. One-half of the closing fees and escrow charges, if any, charged by the Title Company for handling the Closing;

c. If it is necessary to deliver any Closing documents to or on behalf of Seller by courier or overnight delivery, all costs incurred by the Title Company in delivering said items, including, without limitation, the costs of any courier service or postage;

d. The statutory fees for the release of any monetary encumbrance upon the Property to be released at Closing (other than any fees that are Loan Assumption Costs);

e. Seller’s pro-rata share of real property taxes and other expenses under Section 3.10;

f. All transfer, assumption or waiver fees associated with any owners’ association, declarant or easement holder that holds any right in the Property; and

g. Such other charges as are customarily paid by the seller in a real estate transaction in Douglas County, Colorado.

3.9 Buyer’s Closing Costs. Buyer shall pay the following at the Closing:

a. All Loan Assumption Costs;

b. All recording and documentary fees applicable to the Closing and transfer of title other than those stated in Section 3.8;

c. The premiums for endorsements to the owner’s title insurance policy desired by Buyer or any lender, if any, and the premium for any lender title insurance policy or update thereto;

d. One-half of the closing fees and escrow charges, if any, charged by the Title Company for handling the Closing;

e. If obtained, the cost of the new or updated survey as set forth in Section 2.2.2;

f. If it is necessary to deliver any Closing documents to or on behalf of Buyer by courier or overnight delivery, all costs incurred by the Title Company in delivering said items, including, without limitation, the costs of any courier service or postage;

g. Sales tax upon any personal property transferred to Buyer and any transfer tax, fee or assessment coming due as a result of the transfer of title to the Property; and

h. Such other charges as are customarily paid by the Buyer in a real estate transaction in Douglas County, Colorado.

3.10 Prorations and Adjustments. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this Section 3.10. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs. Except as hereinafter expressly provided, all prorations shall be done on the basis of a three hundred sixty-five (365) day year and the actual number of days elapsed to the Closing Date or the actual number of days in the month in which the Closing occurs and the actual number of days elapsed in such month to the Closing Date, as applicable.

3.10.1 Rents; Lease Deposits; Unpaid Rent Concessions; Other proration items.

a. Rents. Buyer will receive a credit at closing for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given Seller for accrued and unpaid rent or any other non-current sums due from tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after the Closing Date to collect any rent under the Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from tenants after the Closing Date shall first be applied to the month in which the Closing occurs, then to any rent due to Buyer for the period after the Closing Date and finally to any rent due to Seller for the periods prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from tenants after the Closing Date through its own collection efforts, Seller may first apply such payments to rent due Seller for the period prior to the Closing Date. Additionally, Buyer shall receive a credit at Closing in the aggregate amount of the Lease Deposits.

b. CAM Charges. To the extent that tenants under the Leases are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing as of the Closing Date on a lease-by-lease basis with each party being entitled to receive a portion of the CAM Charges payable under each Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12) month period as to which annual CAM Charges are owed under each Lease. Seller shall be responsible for the CAM reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year up to, but not including, the Closing Date. Buyer shall be responsible for the CAM reconciliation on a lease-by-lease basis for their ownership period within the CAM Lease Year including the Closing Date. In the event of any expenses, i.e. property taxes, where a proration was based on an estimate for the year of Closing, a post close “true up” will be performed for the actual expense to determine Seller and Buyer obligation for their ownership period for the year of Closing. Each party will be responsible for any CAM “true up” necessary to the extent that the Leases provide for a “true up.”

c. Security Deposits, Unpaid Rent Concessions, Unpaid Tenant Improvement Allowances and Other Tenant Credits. The amount of all unapplied tenant security deposit, any accrued interest due any tenant thereon, and, except as otherwise set forth in Section 3.3.3, unpaid rent concessions due under any Tenant Lease and unpaid tenant improvement allowances owing under any Tenant Lease and the amount of any other credits due any tenant, shall be credited to Buyer based on a rental statement prepared by Seller and approved by Buyer (which statement must be consistent with the applicable Tenant Lease, the estoppel certificate and the final rent roll).

d. Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. If the most recent tax assessment and levy is not for the current tax year, then the parties shall reprorate within sixty (60) days of the receipt of the tax assessment and levy for the current tax year. If after the Closing there is any retroactive increase in the real or personal property taxes or assessments imposed of the Property: (1) if such increase relates to the tax year in which the Closing occurred, then such increase shall be prorated by Seller and Buyer on a per diem basis based on their respective periods of ownership during their period to which such increase applies, (2) if such increase relates to any tax year subsequent to the tax year which the Closing occurred, then such increase shall be the obligation of Buyer, and (3) if such increase relates to any tax year prior to the tax year in which the Closing occurred, then such increase shall be the obligation of Seller. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing, except that if prior to the end of the Due Diligence Period Seller has applied for a property tax refund or has appealed the County Assessor’s valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period.

e. Private Assessments. Payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

f. Operating Expenses. All operating expenses (including all charges under the Service Contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Close Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

g. Leasing Concessions. Except as otherwise set forth in Section 3.3.3, at Closing, Buyer shall receive a credit for any rent concessions related to any Leases that have not been fully utilized at Closing and for any tenant improvement costs or leasing commissions that have not been fully satisfied at Closing.

h. Items Not Prorated. Seller and Buyer agree that (i) on the Closing Date, the Property will not be subject to any financing arranged by Seller, except the Loan; (ii) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (iii) utilities, including telephone, electricity, water, and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provide.

i. Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

3.10.2 Calculation / Re-prorations. Seller shall prepare and deliver to Buyer no later than three (3) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement and to the extent Seller does not timely deliver the estimated closing statement to Buyer, Buyer shall have the right, but not the obligation, to extend the Closing Date by the number of days Seller is delinquent in delivering such estimated closing statement to Buyer. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Buyer shall notify Seller within two (2) days after its receipt of such estimated closing statement of any items which Buyer disputes and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties shall be referred to therein as the “Closing Statement.” If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date except with respect to CAM Charges, taxes and assessments, in which case such adjustment shall be made within sixty (60) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

3.10.3 Final Settlement of Prorations. Notwithstanding any provision in this Section 3.10 or elsewhere in this Agreement to the contrary, all prorations described herein, including, but not limited to, CAM Charges, taxes and assessments, shall be reconciled on and as of December 1, 2010, on the basis of actual numbers or, if actual numbers are unavailable, the best data then available, and final settlement of all payments due by either party with respect thereto, as mutually agreed by the parties, shall occur on or before December 31, 2010. Buyer shall be responsible for providing to Seller the required reconciliation statement on or before December 1, 2010. The parties acknowledge and agree that each party shall be relieved of any further duties and obligations under this Section 3.10 from and after December 31, 2010.

3.10.4 Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

3.10.5 Survival. The provisions of this Section 3.10 shall survive the Closing.

3.11 Conduct of Closing. At the Closing, the Title Company, upon confirming that all funds, documents and other items required by Sections 3.6 – 3.10 of this Agreement have been deposited into escrow, shall: (i) disburse the remaining Purchase Price in accordance with the settlement sheets approved and executed by the parties; (ii) record the special warranty deed in the office of the Clerk and Recorder for Douglas County, Colorado; (iii) deliver the original bills of sale, assignments, tenant letters, documents and keys to Buyer; (iv) file the appropriate reporting documents in accordance with Section 3.12 of this Agreement; and (v) deliver copies of the executed Closing documents to each of the parties.

3.12 Reporting of Transaction. The Title Company shall prepare and file, promptly after the Closing, the required forms with the Internal Revenue Service pursuant to Section 6045(e)(2) of the Internal Revenue Code, as amended.

3.13 Delivery of Possession. Seller shall deliver possession of the Property to Buyer at Closing, free of any leases or tenancies other than the Leases and any other lease for the Property permitted by Section 2.3.1 of this Agreement.

3.14 Delivery of Title Policy. As soon as reasonably practicable after Closing, Seller shall cause the Title Company to deliver an ALTA Owner’s Title Insurance Policy to Buyer in accordance with the most recent Title Commitment issued prior to Closing and Sections 2.2.1 and 2.8 of this Agreement.

3.15 Post Closing Covenants. Subsequent to the Closing Date, the parties covenant and agree that:

3.15.1 Tenant Adjustments.

a. Seller shall be solely responsible to account for operating expenses and other Additional Rent items and make any adjustments with tenants: (i) under any lease for the Property that terminated prior to Closing, and (ii) for the Leases for any year prior to the year of Closing.

b. Buyer shall be solely responsible to account for operating expenses and other Additional Rent items and make any adjustments with tenants under the Leases for the year of Closing and thereafter. Notwithstanding the preceding provision, Seller shall be obligated to cooperate with Buyer in a reasonable manner in order to determine final prorated amounts pursuant to Section 3.10 hereinabove.

c. Each party shall indemnify the other against any loss or damage, including reasonable attorneys’ fees, arising out of a breach of this Section 3.15.1 by the indemnifying party.

3.15.2 Rent Receipts. Buyer agrees to reasonably cooperate with Seller to recover any amounts due from tenants under the Leases for the month of Closing and prior periods. Notwithstanding the foregoing, any rent payments that are received by Buyer subsequent to the Closing Date from tenants under the Leases shall, regardless of any designation by the tenant, be credited, first, against rent and other amounts that have accrued under the Leases subsequent to the month of Closing; and, second, against rent and other amounts due to Seller for the month of Closing and prior periods. Each party agrees to promptly remit rent payments received from tenants under the Leases that are received by it by mistake. For the avoidance of doubt, Buyer and Seller agree that amounts received from tenants subsequent to the Closing Date shall be applied in accordance with this Section.

3.15.3 Survival. The provisions of this Section 3.15 shall survive the Closing.

ARTICLE 4
RISK OF LOSS; CONDEMNATION

4.1 Casualty Loss. Seller shall bear all risk of destruction of or damage to the Property by flood, fire or other casualty until the Closing Date; provided, however, that in the event that the Property is damaged prior to the Closing Date so as to require repair costs in excess of $100,000.00, as reasonably estimated and agreed by both parties, or if said damage would entitle any tenant under a Lease to terminate its Lease, then Buyer may elect to terminate this Agreement by written notice to Seller within ten (10) days of the date of such damage (or the Closing Date, whichever period is shorter), in which event this Agreement shall terminate pursuant to the provisions of Section 5.4. If the damage does not exceed such amount, or if Buyer does not elect to terminate this Agreement in accordance with the terms of this Section, the parties shall proceed to Closing notwithstanding such damage and Buyer shall purchase the Property without reduction of the Purchase Price or any other claim or offset and Seller shall at Closing assign to Buyer the right to receive all insurance proceeds payable to Seller as a result of such fire or other casualty, and Buyer shall receive a credit at the Closing in the amount of any deductible with respect to such insurance claim, provided that Seller shall be entitled to retain, to the extent theretofore paid and shall not be obligated to assign the right to receive, to the extent not theretofore paid, an amount of such insurance proceeds equal to Seller’s expenses incurred in collecting such proceeds and any sums expended by Seller in connection with the repair of such damage or destruction. If the parties are unable, despite their good faith and commercially reasonable efforts, to agree upon the reasonable cost of repair on or before the Closing Date, then either party can give notice terminating this Agreement. After the Closing, Buyer shall bear the risk of destruction of or damage to the Property.

4.2 Failure of Inclusions. Should any Inclusions or services (including systems and components of the Property, such as heating, plumbing, etc.) fail or be damaged between the Effective Date and the Closing Date, then, at the option of Seller (but in compliance with provisions of the Leases applicable to the landlord’s maintenance responsibilities): (i) Seller shall repair or replace such Inclusions or services with a unit of similar size, age and quality; or (ii) Buyer shall receive a credit at Closing equal to the reasonable costs of repairing or replacing such Inclusion or service.

4.3 Taking Prior to Closing. If a portion of the Property is taken by the right of eminent domain prior to the Closing Date, Buyer shall have the right to either (i) terminate this Agreement pursuant to Section 5.4, or (ii) perform this Agreement notwithstanding such condemnation or threatened condemnation, in which event this Agreement shall continue in full force. The failure of Buyer to give notice of termination within ten (10) days of notice of a condemnation or threatened condemnation shall constitute Buyer’s election to perform this Agreement pursuant to Section 4.3(ii). If Buyer elects or is deemed to elect to perform this Agreement pursuant to Section 4.3(ii): (a) Seller shall not compromise, adjust or accept any amounts payable by reason of such condemnation without Buyer’s written consent; (b) Seller shall take commercially reasonable efforts to negotiate, litigate or collect the amount of compensation to be paid by reason of such condemnation; and (c) Buyer shall be entitled to a credit, at Closing, equal to all amounts payable to Seller by reason of such condemnation (net of attorneys fees, court costs and other expenses incurred by Seller in obtaining such award), not to exceed the Purchase Price. To the extent that such amounts have not been finally determined as of the Closing, the Purchase Price shall not be adjusted and Seller shall pay to Buyer the net amount of any such award received by Seller following the date of Closing (which obligation shall survive Closing).

ARTICLE 5
DEFAULT AND REMEDIES

5.1 Seller’s Default.

5.1.1 Failure to Perform Under Agreement. Except as otherwise provided herein, if, due to circumstances other than Buyer’s failure to perform any term or condition of this Agreement binding on it, Seller fails to timely perform any of its obligations under this Agreement, Buyer shall deliver to Seller a written notice detailing such failure of performance. With respect to monetary defaults, Seller shall have ten (10) days from receipt of such notice (or until the Closing Date, whichever first occurs) within which to remedy the failure of performance. With respect to non-monetary defaults, Seller shall have thirty (30) days from receipt of such notice (or until the Closing Date, whichever first occurs) within which to remedy the failure of performance. Notwithstanding the foregoing, no curative or grace period shall be applicable to Seller’s failure to perform its obligations at Closing.

5.1.2 Buyer’s Remedies. If, at the expiration of the applicable curative period, Seller has not cured such failure of payment or performance, Buyer may elect to (a) declare this Agreement terminated, in which event Section 5.4 shall govern the respective rights and obligations of the parties, and Seller shall reimburse Buyer for all of Buyer’s out of pocket costs and expenses incurred in connection with this transaction up to a maximum of $100,000.00, or (b) bring an action against Seller for specific performance. The option selected by Buyer shall be Buyer’s sole and exclusive remedy, and Buyer hereby expressly waives any remedy of damages. Notwithstanding anything set forth herein to the contrary, Buyer shall not be required to fund the balance of the Purchase Price in order to enforce its rights under this Section.

5.2 Buyer’s Default.

5.2.1 Failure to Perform Under Agreement. If, due to circumstances other than Seller’s failure to perform any term or condition of this Agreement binding on it, Buyer fails to timely perform any of its obligations under this Agreement when required by this Agreement, Seller shall deliver to Buyer written notice detailing such failure of performance. With respect to monetary defaults, Buyer shall have ten (10) days from receipt of such notice (or until the Closing Date, whichever first occurs) within which to remedy the failure of performance. With respect to non-monetary defaults, Buyer shall have thirty (30) days from receipt of such notice (or until the Closing Date, whichever first occurs) within which to remedy the failure of performance. Notwithstanding the foregoing, no curative or grace period shall be applicable to Buyer’s failure to deposit the Earnest Money pursuant to Section 1.2.1 or to perform its obligations at Closing.

5.2.2 Seller’s Remedies. If, at the expiration of such applicable cure periods as set forth above, Buyer has not cured any such default, Seller may terminate this Agreement, in which event Seller shall retain the Earnest Money paid to the date of such termination as liquidated damages and not as a penalty, it being acknowledged that Seller’s actual damages resulting from such default would be extremely difficult and impractical to ascertain and that the Earnest Money represents a fair approximation of such damages. Seller hereby expressly waives the remedies of specific performance or additional damages.

5.3 Attorneys’ Fees and Costs; Waiver of Jury Trial. In the event of any litigation between the parties concerning this Agreement or the enforcement of this Agreement (or, in the event of arbitration, if the parties agree to arbitrate any dispute), the prevailing party shall be awarded payment of its costs and expenses relating to such action, including, but not limited to, court costs and reasonable attorneys’ fees and expert witness fees incurred by the prevailing party at trial and upon appeal. For purposes of this Section, the term “prevailing party” shall include a party that withdraws or dismisses a claim in return for payment allegedly due, performance of a covenant allegedly owed, or other consideration substantially satisfying the claim withdrawn or dismissed. In determining which party is the prevailing party in an action, a court or arbitrator may consider the relief sought, the merit of the parties’ positions and the degree to which a party prevailed in the action. The provisions of this Section shall survive Closing.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH OR RELATED HERETO, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS TRANSACTION.

5.4 Termination Prior to Closing. In the event of a termination of this Agreement pursuant to any provision of this Agreement that refers to or invokes the terms of this Section 5.4, this Agreement shall terminate and, with the exception of provisions that expressly survive termination of this Agreement, each party shall be relieved of any further duties or obligations hereunder. The Earnest Money paid to the date of termination and interest accrued upon it shall be returned to Buyer without further consent by Seller, subject, however, to a security interest in favor of Seller if Buyer has breached its obligations under Section 2.6. In the event of any termination of this Agreement prior to Closing, Buyer shall promptly return to Seller all documents and other information Seller provided to Buyer for its due diligence purposes, and Buyer shall assign to Seller, at no cost, all of Buyer’s right, title and interest, if any, in and to and deliver to Seller originals or copies of all third-party reports, studies, inspections, surveys, analyses, documents and other work product obtained by Buyer during its due diligence that are within Buyer’s possession and control regarding the Property (excluding attorney-client privileged materials and proprietary financial information). Any such materials will be provided to Seller as provided herein without any representation or warranty whatsoever from Buyer as to the accuracy or completeness of any matters contained therein, and without warranty or representation as to Buyer’s right, title or interest therein, if any.

ARTICLE 6
NOTICES

6.1 Manner of Notice. All notices or demands under this Agreement shall be in writing and shall be deemed given and received according to the following provisions:

6.1.1 Personal Delivery. If notice is given by personal delivery, notice shall be deemed to have been given and received on the day of the actual receipt by the receiving party.

6.1.2 Overnight Courier. If notice is given by nationally recognized overnight courier service, notice shall be deemed to have been given and received on the first business day following its timely deposit with such courier service, delivery fees for next business day delivery prepaid. No signature affirming receipt by the receiving party is required. The internal records of the courier service shall be accepted as sufficient evidence of the date of the deposit of the notice with the courier service.

6.1.3 Postal Service. In the case notice is given by means of the U.S. Postal Service, notice shall be deemed to have been given and received on the third business day after the deposit of the notice, postage prepaid, certified mail return receipt requested, with the U.S. Postal Service, addressed to the receiving party.

6.1.4 Facsimile Transmission. In the case of facsimile transmission, notice shall be deemed to have been given and received on the day of such transmission. Such facsimile transmission, to be considered effective, shall be corroborated by a copy of the facsimile printout showing the telephone number from which transmitted, the telephone number to which transmitted, the date and the time of such transmission and that the transmission was error free. A copy of any notice given by facsimile transmission shall also be delivered by means of the U.S. Postal Service.

6.2 Addresses for Notice. All notices shall be given to the respective parties at the following addresses and facsimile numbers, until further written notice given in accordance with this Section:

If to Seller:	HRMed, LLC c/o The Colorado Group, Inc. 3434 47th Street, Suite 220 Boulder, CO 80301 Attention: Neil A. Littmann Email: neil@coloradogroup.com Facsimile: 303-449-8250 Telephone: 303-449-2131 ext.132
With a copy to:	Packard and Dierking, LLC 2595 Canyon Boulevard, Suite 200 Boulder, CO 80302 Attention: Bruce D. Dierking Email: bruce@packarddierking.com Facsimile: 303-447-0451 Telephone: 303-447-0450
If to Buyer:	Grubb & Ellis Equity Advisors, LLC 1551 North Tustin Avenue, Suite 200 Santa Ana, CA 92705 Attention: Danny Prosky Email: Danny.Prosky@Grubb-Ellis.com Facsimile: 714-975-2199 Telephone: 714-667-8252
With a copy to:	Gregory Kaplan, PLC 7 East Second Street Richmond, VA 23224 Attention: Joseph J. McQuade Email: jmcquade@gregkaplaw.com Facsimile: 804-916-9127 Telephone: 804-916-9027

ARTICLE 7
MISCELLANEOUS

7.1 Time. Time is of the essence with regard to the performance of the obligations of the parties under this Agreement. If the date for any such performance falls on a Saturday, Sunday or banking holiday, the date of performance shall be extended to the next regular business day. Unless expressly stated to be a business day, the term “day” in this Agreement shall mean a calendar day. The term “business day” as used in this Agreement shall mean days on which federally chartered banks are open in Denver, Colorado.

7.2 Assignment. Buyer may assign its rights and obligations under this Agreement to an entity that controls, is controlled by or is under common control with Buyer (collectively, “affiliate”), or a subsidiary of any REIT advised by an affiliate of Buyer (“Permitted Assign”). Except as permitted in the foregoing sentence, Buyer may not assign any of its rights or obligations under this Agreement without the prior written consent of Seller, which consent may be withheld at Seller’s sole discretion.

7.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors and permitted assigns.

7.4 Governing Law. This Agreement has been executed in the State of Colorado and shall be governed by the laws of the State of Colorado. The parties agree that any action under this Agreement shall be filed in a court of competent jurisdiction in the county where the Property is located.

7.5 Gender and Number. Any term of gender used in this Agreement shall include all genders and legal entities, and the plural shall include the singular, and the singular shall include the plural, all as the context may require.

7.6 Severability. The invalidity of any provision of this Agreement shall not affect the validity or enforceability of any other provision set forth in this Agreement. If any provision is found to violate any law or public policy, the affected provision shall be deemed to be amended to conform with applicable law or public policy while, insofar as possible, retaining the original import of such provision.

7.7 Section Headings. The section headings contained in this Agreement are for the purposes of identification only and shall not be considered in construing this Agreement.

7.8 Brokerage. CB Richard Ellis (“Broker”) is acting as Seller’s agent in connection with the transaction contemplated in this Agreement. The Broker shall receive a commission from Seller at the Closing pursuant to the terms of a separate agreement between Broker and Seller. Except for the Broker, each party acknowledges, represents and warrants to the other that such party has not engaged or utilized the services of a broker in connection with this transaction who shall be entitled to a commission as a result of this Agreement or the consummation of the transaction contemplated herein. Each agrees to indemnify and hold the other harmless from any damages resulting from a breach of this representation by such party, including reasonable attorneys’ fees, costs and expenses of defending a claim.

7.9 Entire Agreement; Modification of Agreement. This Agreement is an integrated agreement which supersedes all prior understandings and agreements between the parties with regard to the Property. This Agreement may only be modified by an agreement in writing and signed by both of the parties.

7.10 Survival of Provisions After Closing. Any provisions of this Agreement which require observance or performance after the date of Closing, shall continue in force and effect following the Closing Date.

7.11 General Cooperation. Notwithstanding any other provision of this Agreement to the contrary, and notwithstanding the Closing of the sale of the Property to Buyer, the parties agree in good faith before and after such Closing to execute such further or additional documents, and to take such other actions, as may be reasonably necessary or appropriate to fully carry out the intent and purpose of the parties as set forth in this Agreement.

7.12 Negotiated Agreement; Legal Counsel. This Agreement shall not be construed more strictly against one party than the other merely by virtue of the fact that it has been prepared by counsel for one of the parties, it being recognized that Buyer has been advised to seek legal counsel and has had the opportunity to contribute substantially and materially to the terms and preparation of this Agreement.

7.13 Counterparts and Facsimile. This Agreement may be executed in counterparts, which, taken together, shall constitute the agreement of the parties. Signatures transmitted by facsimile or electronic mail shall be valid and binding for all purposes. If a party’s signature is transmitted by facsimile or electronic mail, such party will provide the other party with an originally signed copy of this Agreement within ten (10) days of any request; provided, however, that such party’s failure to do so does not affect the validity of this Agreement.

7.14 Like-Kind Exchange. The parties mutually agree to cooperate with one another for purposes of structuring this transaction, for the benefit of either party, as a like-kind exchange of real property and/or personal property, whether simultaneous or a deferred “Starker” exchange, pursuant to Section 1031 of the Internal Revenue Code, and the regulations promulgated thereunder; provided, however, that the cooperating party shall not be required to take title to any other real property, or to undertake any obligation or liability to any third party in connection therewith. The party furnishing such cooperation for the benefit of the other is sometimes referred to herein as the “cooperating party,” while the party seeking to effectuate the like-kind exchange for its tax purposes is sometimes referred to herein as the “exchanging party.” The cooperating party specifically agrees to execute such documents and instruments as are reasonably necessary to implement any such exchange, provided the same are consistent with the foregoing provisions. The exchanging party shall be solely responsible for assuring that the structure of the proposed exchange for that party’s benefit is effective for that party’s tax purposes. Furthermore, the cooperating party specifically agrees that the exchanging party may assign this Agreement and any of its rights and obligations hereunder, in whole or in part, as necessary or appropriate in furtherance of effectuating a like-kind exchange, notwithstanding any provisions of this Agreement which would otherwise preclude an assignment; provided, however, that the assigning party shall be and remain primarily liable for all of its obligations under this Agreement, and any further or other assignment which is unrelated to the exchange shall remain subject to the approval rights of the other party hereunder.

7.15 Compliance Escrow. The parties agree that a portion of the Purchase Price due to Seller upon Closing in an amount equal to $150,000.00 shall be held and deposited by the Title Company in escrow in a separate federally insured interest bearing trust account pursuant to the terms of an Escrow Agreement to be mutually agreed by the parties on or before Closing. The purpose of said escrow shall be to secure compliance by Seller (i) with all covenants of Seller under this Agreement, (ii) with all representations and warranties made by the Seller herein, and (iii) with all covenants, representations and warranties made by the Seller under the documents to be signed at Closing, as well as to cover any funds that may be owed by Seller pursuant to Section 3.10.3. The escrow shall expire on December 31, 2010. Unless the Title Company and Seller receive written notice from Buyer of a claim under this Section 7.15 prior to December 31, 2010, the funds described herein shall be automatically released to Seller on December 31, 2010, without any further action or consent of Buyer required. Notwithstanding the above provisions, if prior to December 31, 2010 (a) any dispute exists between the parties as to the funds held in escrow hereunder, and (b) Seller and the Title Company have received notice of such dispute, then the amount of said funds in dispute shall continue to be held in escrow by the Title Company beyond December 31, 2010, if necessary, pending resolution of such dispute.

7.16 Cooperation with S-X 3-14 Audit. Seller acknowledges that Buyer is the wholly owned subsidiary of a publicly registered company (“Registered Company”) and that Buyer and/or the Registered Company is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “stub period”) for the Property. To assist the Buyer and the Registered Company in preparing the SEC Filings, the Seller agrees to provide the Buyer with the following, to the extent the same are in Seller’s possession or control: (i) access to bank statements for the Audited year and stub period; (ii) rent roll as of the end of the Audited Year and stub period; (iii) operating statements for the Audited Year and stub period; (iv) access to the general ledger for the Audited Year and stub period; (v) cash receipts schedule for each month in the Audited Year and stub period; (vi) access to invoice for expenses and capital improvements in the Audited Year and stub period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and stub period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and stub period; (xi) copies of accounts receivable aging as of the end of the Audited Year and stub period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and stub period; (xii) signed representation letter in the form attached hereto as Schedule 7.16.1, and (xiv) to the extent necessary, a signed audit letter in the form attached hereto as Schedule 7.16.2. Buyer shall reimburse Seller an amount not to exceed $2,500.00 for Seller’s reasonable and documented costs and expenses, including reasonable legal fees, incurred by Seller as a result of its obligations pursuant to this Section 7.16.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date of the signatures as stated below. This Agreement will not become binding until executed by both parties.

SELLER:

HRMED, LLC,

a Colorado limited liability company

By: /s/ Neil A. Litmann
Neil A. Littmann, Manager

Date: January 26, 2010

BUYER:

G&E HC REIT II Highlands Ranch Medical Pavilion, LLC,

a Delaware limited liability company

By:	Grubb & Ellis Healthcare REIT II Holdings, L.P., a Delaware limited partnership, its Sole Member
By:	Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation, its General Partner

By: /s/ Shannon K Johnson
Name: Shannon K Johnson
Title: Chief Financial Officer

Date: January 26, 2010